                                     EXHIBIT 2.1

                    AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


       THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT ("AGREEMENT"), is entered into this _____ day of March, 1999 ("EFFECTIVE DATE"), by and between Asea Brown Boveri AB, a Swedish company ("ABB"), and Gigantissimo 2131 AB, under change of name to Flow International FPS AB, (556564-6113) a Swedish company ("BUYER").

                                       RECITALS

       A. ABB owns all the issued and outstanding stock of ABB Pressure Systems AB, a Swedish company with the registration number 556064-1770.

       B. ABB wishes to sell and Buyer wishes to buy the Company Shares pursuant to the terms and conditions set forth herein.

       C. ABB and Buyer entered into a Stock Purchase Agreement dated March 15, 1999 ("FIRST AGREEMENT") which provided pursuant to Section 7.16 that the parties would amend and restate the First Agreement as may be necessary to incorporate the changes resulting from the acquisition of certain intellectual property rights pursuant to the Intellectual Property Asset Purchase Agreement and the acquisition of the stock of ABB Autoclave Systems Inc. held by ABB Industrial Systems, Inc. pursuant to the Pressure Systems Stock Purchase Agreement.

       INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer and ABB hereby agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

       For purposes of this Agreement, capitalized terms shall have the following meanings:

       "ABB" means Asea Brown Boveri AB, a Swedish company with the registration number 556029-7029 whose principal office is located at Kopparbergsvagen 2, SE-721 83 Vasteras, Sweden.

       "ABB DISCLOSURE SCHEDULE" shall mean a schedule of disclosures to this Agreement that is delivered by ABB to Buyer prior to the execution of this Agreement.

       "ABB GROUP" means ABB Asea Brown Boveri Ltd., a Swiss company whose principal office is located in Zurich, Switzerland and its Affiliates.

       "AFFILIATE"--a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (ii) which beneficially owns or holds 50% or more of any class of the voting stock of another Person, or (iii) 50% or more of the voting stock (or in the case of a Person which is not a corporation, 50% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "AGREEMENT" means this Amended and Restated Stock Purchase Agreement.

       "BUSINESS CONDITION" shall have the meaning given in Section 3.1.

       "BUYER" means Flow International FPS AB, a Swedish company.

       "BUYER REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 4.2.

       "CHARTER DOCUMENTS" shall have the meaning given in Section 3.1.

       "CLAIM NOTICE" means a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated amount of the potential Losses, if possible, and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

       "CLOSING" means the closing of the Transaction.

       "CLOSING DATE" means the date of the Closing.

       "COMPANY" means ABB Pressure Systems AB, a Swedish company with the registration number 556064-1770.

       "COMPANY FINANCIAL STATEMENTS" shall have the meaning given in Section
3.5.

       "COMPANY INTELLECTUAL PROPERTY" shall have the meaning given in Section 3.12.

       "COMPANY REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 3.3.

       "COMPANY SHARES" means the issued and outstanding shares of capital stock of Company.

       "COMPANY VOTING DEBT" shall have the meaning given in Section 3.2.

       "COMPETITIVE ACTIVITY" shall have the meaning given in Section 6.1.

       "COMPETITIVE SEGMENT" shall have the meaning given in Section 6.1.

       "CONFIDENTIAL INFORMATION" shall have the meaning given in Section 11.8.

       "CONSENT" means a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by a Governmental Entity.

       "COUNTERNOTICE" means a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

       "END PERIOD DATE" shall have the meaning given in Section 3.5.

       "ENVIRONMENTAL LAWS" shall have the meaning given in Section 3.17.

       "EXHIBIT(s)" means the exhibits(s) attached to this Agreement.

       "FIRST AGREEMENT" means the Stock Purchase Agreement dated March 15, 1999 by and among ABB and Buyer.

       "GAAP" means generally accepted accounting principles in Sweden, consistently applied.

       "GOVERNMENTAL ENTITY" means a court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign.

       "INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT" shall have the meaning given in Section 2.4(x).

       "KEY EMPLOYEES" means those employees set forth on SCHEDULE 6.2.

       "KNOWLEDGE" in reference to Company means that the following, employees of the Company, Rolf Hogland, Gun Wiren, Ewa Wrethander, Stefan Sehlstedt, Sture Olsson, Gunnar Lindback, Roger Thunholm, and/or Torsten Frodin who have reviewed the specific representation and warranty and the related ABB Disclosure Schedule to which such knowledge statement is made, and, in so doing, have exercised reasonable due diligence, and based upon the foregoing, such persons are not aware and have no reasonable basis to believe that there are any inaccuracies in such specific representation and warranty and related ABB Disclosure Schedule with respect to which such knowledge statement is made.

       "LEASED PREMISES" shall have the meaning given in Section 3.16.

       "LIENS" means any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any property of Company.

       "LOSSES" shall mean direct and actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind, net of any insurance proceeds, but excluding all indirect and/or consequential damages of any kind, e.g. loss of profit and loss of production costs connected with interruption of operations.

       "MBL" shall have the meaning given in Section 3.10.

       "1998 FINANCIALS" shall have the meaning given in Section 3.5.

       "ORDER" means a decree, judgment, injunction, ruling, or other order of a Governmental Entity having jurisdiction, whether temporary, preliminary, or permanent.

       "PATENTS" shall have the meaning given in 3.12(c).

       "PAYMENT CERTIFICATE" shall mean a written claim for payment of Losses, in reasonable detail and specifying the amount of such Losses.

       "PERMITS" shall have the meaning given in Section 3.17.

       "PERSON" means an individual, partnership, corporation, trust or unincorporated organization, or a Governmental Agency.

       "PLAN" shall mean an employee bonus, profit sharing, retirement, stock purchase, stock option, recapitalization, insurance, medical, life, disability, severance, or other benefit plan.

       "PRESSURE SYSTEMS STOCK PURCHASE AGREEMENT" shall have the meaning given in Section 2.4(ix).

       "PURCHASE PRICE" shall have the meaning given in Section 2.1.

       "RETURNS" means all returns, information statements, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing. The term "Return" means any one of the foregoing Returns.

       "SCHEDULE(s)" means the schedule(s) attached to this Agreement.

       "SUBSIDIARY" shall have the meaning given in Section 3.1.

       "TAX" or "TAXES" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, insurance, pension, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax or obligation (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

       "TAX PERIOD" means, with respect to any tax, the period for which the Tax is reported as provided under applicable tax law.

       "TRANSACTION" shall mean the purchase of the Company Shares by Buyer pursuant to the terms of this Agreement.

       "TRANSACTION AGREEMENTS" shall have the meaning given in Section 9.7.

       "THRESHOLD AMOUNT" shall have the meaning given in Section 9.6.

       "VIOLATION" shall have the meaning given in Section 3.4.

                                     ARTICLE II

                            PURCHASE OF COMPANY SHARES

       2.1 PURCHASE OF SHARES. In consideration for the sale, assignment and transfer of the Company Shares and the representations, warranties, and covenants contained herein, Buyer agrees to pay to ABB Seven Million US Dollars (US$7,000,000) ("PURCHASE PRICE"). The Purchase Price shall be paid at Closing by wire transfer of immediately available funds without set off for counterclaims and shall be paid to ABB. In the event Buyer fails to make such payment, ABB shall not be obliged to consummate the Transaction or the Closing and may terminate this Agreement by giving five (5) days notice to Buyer.

       2.2 CLOSING AND EFFECTIVE DATE. The Closing shall take place on March 31,1999 (the "CLOSING DATE" or "CLOSING"), at the offices of Asea Brown Boveri AB in Vasteras, Sweden, unless another date or place is agreed to in writing by the parties hereto. The transfer of the Company Shares to Buyer shall be effective as of the Closing Date.

       2.3 DELIVERY OF CERTIFICATES. At the Closing, ABB shall surrender the certificates representing the Company Shares to Buyer, together with such duly executed documentation necessary to effect a transfer of such Company Shares, duly endorsed to Buyer.

       2.4    CLOSING DATE DELIVERIES.

       (a) On the Closing Date, ABB shall deliver and cause Company to deliver to Buyer the following validly executed instruments:

              (i) Certified copy of resolutions of the Board of Directors of ABB authorizing the execution and performance of this Agreement and the Transaction contemplated hereby;

              (ii) Officer's Certificate of ABB and Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that no amendments to the Charter Documents of Company since the date of this Agreement;

              (iii) The closing certificate required by Sections 8.2.1 and 8.2.2;

              (iv) Resignations of the members of the Board of Directors appointed by the shareholder of Company and any individual authorized to sign on behalf of the Company who is not employed by the Company on a full-time basis;

              (v)    The Lease Agreement required by Section 8.2.6;

              (vi)   The Services Agreement required by Section 8.2.5;

              (vii) The reimbursement amount provided for in Section 7.8 and calculated as set forth in Section 2.5;

              (viii) The payment to Buyer of any intercompany debt owed Buyer as set forth on SCHEDULE 8.1.4 and calculated as set forth in Section 2.5;

              (ix) The Stock Purchase Agreement by and among ABB Industrial Systems, Inc., an Ohio corporation, Flow International Corporation, a Washington corporation or an entity to be formed by Flow International Corporation and ABB Autoclave Systems Inc., a Delaware corporation, in the form set forth in EXHIBIT 2.4(a) ("PRESSURE SYSTEMS STOCK PURCHASE AGREEMENT");

              (x) The Asset Purchase Agreement by and among an ABB entity or entities which own the intellectual property rights used in Company's business and an entity to be designated or formed by Flow International Corporation, substantially in the form set forth in EXHIBIT 2.4(b) ("INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT"); and

              (xi) Such other instruments or documents necessary to consummate the Transaction, all satisfactory in form and substance to Buyer.

       (b) On the Closing Date, Buyer shall deliver to ABB the following validly executed instruments:

              (i) Seven Million US Dollars ($7,000,000) payable to ABB or such parties designated by ABB by wire transfer of immediately available funds;

              (ii) Certified copy of resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the Transaction contemplated hereby;

              (iii) The closing certificate required by Sections 8.3.1 and 8.3.2;

              (iv)   The Lease Agreement required by Section 8.2.6;

              (v)    The Services Agreement required by Section 8.2.5;

              (vi) The payment to ABB of any intercompany debt owed ABB as set forth on SCHEDULE 8.1.4 and calculated as set forth in Section 2.5;

              (vii)  The Pressure Systems Stock Purchase Agreement;

              (viii) The Intellectual Property Asset Purchase Agreement; and

              (ix) Such other instruments or documents necessary to consummate the Transaction, all satisfactory in form and substance to ABB.

       2.5 PRE-CLOSING DATE DELIVERIES. No greater than five (5) days and no less than three (3) days prior to the Closing, ABB shall provide Buyer with a final accounting of the reimbursement amount provided for in Section 7.8 and the intercompany debt provided for in Section 8.1.4 with sufficient detail to allow Buyer to verify the amounts. Buyer and ABB shall agree to the amounts of such accounting.


                                    ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF ABB

       Except as disclosed in this Agreement, the Schedules, the Exhibits or in the disclosure schedules delivered by ABB to Buyer prior to the execution of this Agreement (the "ABB DISCLOSURE SCHEDULE"), ABB represents and warrants to Buyer as follows:

       3.1 ORGANIZATION, STANDING, AND POWER. Company is a corporation duly organized and validly existing under the laws of Sweden. Company has all legal requisite power and authority to carry on its business as now being conducted, and is duly qualified, validly existing and in good standing (in such jurisdictions in which good standing is applicable) to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company.
 As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations or assets. In this Agreement, a "SUBSIDIARY" of any corporation or other entity means a corporation, partnership, limited liability company, or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity. Company has no Subsidiary. ABB has delivered to Buyer complete and correct copies of the articles, and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of Company, in each case, as amended to the date hereof. The minutes of the shareholders and Board of Directors meetings from January 1, 1995, and the stock records of Company, complete and correct copies of which have been delivered to Buyer, contain correct and complete records of all material proceedings and actions actually taken at all meetings of, or effected by written consent of, the shareholder of Company and its Board of Directors and issuances and subsequent transfers, repurchases, and cancellations of Company's capital stock. The registration certificate issued by the Patent and Registration Authority attached as SCHEDULE 3.1 contains a complete and correct list of all individuals authorized to sign on behalf of the Company and all members of the Board of Directors of Company.

       3.2    CAPITAL STRUCTURE.

       (a) The authorized capital stock of Company consists solely of 10,000,000 SEK divided into 100,000 shares with a par value of 100 SEK each ("COMPANY SHARES"). All of the outstanding Company Shares are held by ABB. There is no preferred stock of Company. All Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable securities laws and regulations. ABB is the lawful owner of all of the Company Shares and has valid title thereto, free and clear of all Liens and encumbrances, surety interests, restrictions on transfer (other than restrictions under securities laws), claims, and equities of every kind.

       (b) All outstanding Company Shares are not subject to any preemptive rights, or to any agreement to which ABB or Company is a party or by which ABB or Company may be bound. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which ABB or Company is a party or by which ABB or Company may be bound obligating ABB or Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating ABB or Company to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Neither ABB nor Company has outstanding any bonds, debentures, notes, or other indebtedness the holders of which, (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter ("COMPANY VOTING DEBT"), or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

       3.3 AUTHORITY. ABB has all requisite corporate power and authority to enter into this Agreement and, subject to the Company's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "COMPANY'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, Orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by ABB of this Agreement and the consummation of the transactions contemplated hereby have, subject to MBL to be fulfilled prior to Closing, been duly authorized by all necessary corporate action on the part of

Company and ABB. This Agreement has been duly executed and delivered by ABB and constitutes a valid and binding obligation of ABB enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

       3.4    COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

       (a) Company holds, and at all times since January 1, 1995, has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Company's Business Condition. To Company's Knowledge, there are no material violations or claimed material violations of any license, permit, or authorization or any statute, law, ordinance, rule or regulation applicable to Company. Subject to the satisfaction of the conditions set forth in Section 8, neither the execution and delivery of this Agreement and all other agreements contemplated hereby by ABB nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, increase or acceleration of any material obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on the assets or contracts of Company or the Company Shares (any such conflict, violation, default, right, loss or creation being referred to herein as a "VIOLATION") pursuant to, (i) any provision of the Charter Documents of Company or the comparable governing instruments, or
(ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, Order, statute, law, ordinance, rule or regulation applicable to Company or its respective properties or assets, other than, in the case of (ii), any such Violation which individually or in the aggregate would not have a material adverse effect on the Business Condition of Company.

       (b) No Consent is required by or with respect to Company or ABB in connection with the execution and delivery of this Agreement and all other agreements contemplated hereby by ABB or the consummation by ABB of the transactions contemplated hereby.

       3.5 FINANCIAL STATEMENTS. ABB has caused Company to deliver to Buyer the audited balance sheets and statements of income of Company, as of and for the years ended December 31, 1996, 1997 and 1998. The financial statements as described above are the "COMPANY FINANCIAL STATEMENTS" and are attached as
SCHEDULE 3.5(a). The balance sheet and statements of income as of the year ended December 31, 1998 ("END PERIOD DATE") is the "1998 FINANCIALS." The Company Financial Statements, (a) have been prepared in accordance with GAAP throughout the periods indicated, (b) fairly present the financial position of Company, as of the respective dates indicated and the results of its operations for the respective periods indicated, and (c) were prepared from the books and records of Company, which books and records are complete and correct and to the extent required by GAAP accurately reflect in all material respects the transactions of and other events applicable to Company. The budget and forecasted results for Company for the 1999 calendar year dated February 26, 1999 which have been delivered to Buyer and attached hereto as SCHEDULE 3.5(b), have been prepared with reasonable care and there is no reasonable basis to assume that such budget and forecasted results are not accurate. To the Knowledge of Company, there are no liabilities or obligations (whether absolute, accrued or contingent) except, (i) liabilities that are accrued or reserved against in the 1998 Financials, or (ii) additional liabilities reserved against since the End Period Date that

(x) have arisen in the ordinary course of business; and (y) are accrued or reserved against on the books and records of Company; notwithstanding the foregoing or any other provision to the contrary in this Agreement, ABB is not representing or warranting that the reserves in the Company Financial Statements for the cost of the Company's warranty obligations is adequate.

       3.6 ACCOUNTS RECEIVABLE. All accounts receivable of Company accounted for in the 1998 Financials and the period of time from the End Period Date to the Closing Date are not subject to counterclaims or setoffs and are fully collectible within sixty (60) days of the date of Closing without any cost whatsoever to Buyer or Company in collection efforts therefor, except in the case of accounts receivable shown on the 1998 Financials, to the extent of the appropriate reserves set forth on the 1998 Financials, and, in the case of accounts receivable arising since the date of the 1998 Financials, to a reasonable allowance for bad debt which does not reflect a rate of bad debt more than that reflected by the reserve for bad debt on the 1998 Financials.

       3.7    INVENTORIES.   The values at which the spare parts inventories not
related to current works in progress are shown on the 1998 Financials have been determined in accordance with GAAP and the normal valuation policy of Company. Said spare parts inventories consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of such spare parts inventory are reasonable in the present circumstances of its business.

       3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1998, except as set forth in SCHEDULE 3.8 there has not been:

(a) Any change (or any development or combination of developments of which, to the Company's Knowledge, is reasonably likely to result in such a change) in Company's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and will not have a material adverse effect on Company's Business Condition; or, without limiting the foregoing, any disposition, loss of or damage to any of the properties of Company, whether or not insured, amounting to more than US$25,000 in the aggregate;

       (b) Any declaration, payment, or setting aside of any dividend or other distribution (including tax distributions) to or for any of the shareholders of Company of any Company Shares or cash or payment obligations or any payment of fees or costs to any third party, including management fees, administrative fees, royalties or license fees;

       (c) Any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract having or likely to have a material adverse effect on Company's Business Condition;

       (d)    Capital expenditure or transaction by Company exceeding US$50,000;

       (e) Entering into or assumption of any material contract or obligation by Company, except in the ordinary course of business (none of which to the Knowledge of Company would have a material adverse effect on the Business Condition of Company);

       (f) Revaluation by Company of any of its assets or change in accounting methods or practices;

       (g) Granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards relating to the capital stock of the Company;

       (h) Except for annual adjustments and increases pursuant to existing collective bargaining agreements, none of which exceed five percent (5%) per year, increase in the salary or other compensation payable or to become payable by Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such individual;

       (i) Labor dispute with respect to the officers or employees of Company; or

       (j) Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company having or likely to have a material adverse effect on Company's Business Condition.

       3.9    TAXES.

       (a) All Returns required to be filed by or on behalf of Company or its predecessors on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form in all material respects. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Company or any other information required to be shown thereon. To the Knowledge of Company, there is no investigation or other proceeding pending, threatened or expected to be commenced by any taxing authority for any jurisdiction in which Company files or Company's predecessor has or should have filed Returns and no issue or claim has been raised by any taxing authority which, by application of similar principles, reasonably could be expected to result in a proposed deficiency except as set forth on SCHEDULE 3.9(a). To the Knowledge of Company, there is no investigation or other proceeding pending, threatened or expected to be commenced by any taxing authority for any jurisdiction in which Company does not file tax returns that may lead to an assertion that Company is or may be subject to a given Tax liability in such jurisdiction, and, to Company's Knowledge, there is no meritorious basis for such an investigation or other proceeding that would result in such an assessment. The Returns, reports, work papers and other tax data provided to Buyer or its accounting firm are true and correct.

       (b) With respect to all amounts in respect of Taxes imposed upon Company, or for which Company is or could be liable with respect to all taxable periods (or portions thereof) ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Company on or before the date hereof have been paid. All amounts required to be deducted from moneys paid to employees for the purposes of social security, insurance, pensions and the like have been deducted and have been accounted for to the appropriate authority or person and there is no dispute on any issue with respect to the foregoing. No issues have been raised (and are currently pending) by any taxing authority in connection with any Returns of Company except as set forth in SCHEDULE 3.9(b). No waivers of statutes of limitation with respect to such Returns have been given by or requested from Company. There are no outstanding rulings or requests for rulings that are, or if issued would be, binding on Company. All deficiencies asserted or assessments made as a result of any examinations which have been communicated to Company have been fully paid, or are fully reflected as a liability in the financial statements of Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of Company. There are no Liens for Taxes upon the assets of Company. For purposes of this Section, Liens shall not include Company's existing reserve for Taxes on its books and records.

       (c) Company does not have and has not had a permanent establishment in any foreign country, including the United States as defined in any applicable Tax treaty or convention between Sweden and such foreign country and is not subject to any foreign Taxes.

       (d) The unpaid Taxes of Company do not exceed the reserve for Tax liability set forth or included in Company's most recent balance sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company.

       (e) Each asset with respect to which Company claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by Company.

       3.10   EMPLOYEES.   SCHEDULE 3.10 lists (a) the names and salaries of all
key employees of Company (b) all claims, strikes, and dismissals and/or resignations of Company employees after December 31, 1997, (c) all collective bargaining agreements, deferred compensation agreements, pension, profit sharing, severance pay or retirement plans, agreements or arrangements presently in force with respect to any of the employees or former employees to which Company is a party and which constitute a payment or other obligation of Company in excess of US$100 per employee per month. Full reservations have been made in the 1998 Financials for all present and/or future liabilities in respect of pensions and other payments related to compensations to be paid to employees. The consummation of the Transaction will not entitle any Company employee to severance pay, unemployment compensation or any other payment or accelerate the time of payment or vesting of or increase the amount of compensation due to any Company employee. To Company's Knowledge, there is no cause to assume that any key employee of Company will leave his/her employment within 6 months after the Closing Date for reasons attributable to this Agreement. To Company's Knowledge, there is no cause to assume that any labor strike or other work force disturbance will occur in Company within 6 months after the Closing Date. Company has not, to Company's Knowledge, violated any labor legislation, regulation or agreement in any relevant jurisdiction including the Swedish "lagen (1976:580) om medbestammande i arbetslivet" ("MBL"). Company is not a party to any pending, or to Company's Knowledge, threatened, labor dispute or claims by any former or current Company employees. ABB and the members of the Board of Directors of Company have no claims for compensation of any nature whatsoever.

       3.11 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Company becoming due to any director, employee, or independent contractor of Company under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

       3.12 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS. All trademarks, trade names, service marks, copyrights and any renewal rights therefor (excluding any right of whatever kind relating to "ABB", "BBC", "Asea" or "Brown Boveri", including any such name spelled in upper or lower case or any combination thereof, or any names confusingly similar thereto or any combination of such names), software, schematics, manufacturing processes, know-how, applications for any of the foregoing, that are in (including in the development of) any product, technology or process (i) currently being or formerly (but not prior to January 1, 1995) manufactured, developed or marketed by Company with respect to the business of Company, or (ii) previously (but not prior to January 1, 1995) or currently under development for possible future manufacturing, development, marketing or other use by Company with respect to the business of Company and set forth in SCHEDULE 3.12 will hereinafter be referred to as the "COMPANY INTELLECTUAL PROPERTY."

       (a) SCHEDULE 3.12(a) lists: (i) all trademarks and any applications and registrations for any of the foregoing included in the Company Intellectual Property, together with a list of all of Company's currently manufactured products and currently published software products, (ii) all material written licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company or any other person is authorized to use any of the Company Intellectual Property, and (iii) all material development agreements entered into by Company.

       (b) Except as set forth in SCHEDULE 3.12(b), the Company Intellectual Property consists solely of items and rights which are: (i) owned by Company,
(ii) in the public domain, or (iii) to Company's Knowledge, rightfully used by Company and its successors pursuant to a license, and, with respect to Company Intellectual Property owned by Company, Company owns the entire right, title and interest in and to such Company Intellectual Property free and clear of any Liens. To Company's Knowledge, no Company Intellectual Property is being used which requires a license without such license. To Company's Knowledge, Company has all rights in the Company Intellectual Property necessary to carry out Company's current, former (but not prior to January 1, 1995), and anticipated future (up to the Closing) activities.

       (c) To Company's Knowledge, the Company Intellectual Property does not infringe on any proprietary right of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the Company Intellectual Property infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the Knowledge of Company, are threatened by any person nor to the Knowledge of Company are there any valid grounds for any bona fide claim of any such kind. All trademarks held by Company are valid and enforceable, and all trademark applications with respect to the Company Intellectual Property are pending and all applicable administrative actions, including the payment of fees and filing of applicable documentation, have been taken, all without challenge of any kind; and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any governmental authority or arbitrator. To the Knowledge of Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

       (d) Company has provided to Buyer all written assignments from all parties who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property or other rights to Company.

       3.13 PERSONAL PROPERTY. Company has good and marketable title, free and clear of all Liens and encumbrances to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the balance sheet included in the 1998 Financials or used in Company's business as of the date of such balance sheet even if not reflected thereon, except for acquisitions and dispositions since the End Period Date in the ordinary course of business. SCHEDULE 3.13 lists all personal property having a depreciated book value of US$10,000 or more, which are used by Company in the conduct of its business and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

       3.14   MAJOR CONTRACTS.

       (a) SCHEDULE 3.14 sets forth a complete and accurate list of any contract, including contracts containing penalty clauses, to which Company is a party other than:

              (i) purchase or sale contracts for the purchase or sale of supplies or inventory entered into in the ordinary course of business of Company, which do not commit Company for a period of more than six (6) months or involve commitments for sale or purchase in excess of US$25,000 per contract;

              (ii) contracts under which, to the Knowledge of Company, no party thereto has any remaining obligation and contracts included or listed in another Schedule; or

              (iii) contracts entered into in the ordinary course of business, no one of which involves obligations by or to Company of US$25,000 or more and which, in the aggregate, do not involve obligations by Company of more than US$50,000.

       (b) Except as set forth on SCHEDULE 3.14, the contracts are, and upon assumption of the Company Shares by Buyer shall remain, in full force and effect and are valid and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles. To the Knowledge of Company, no event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a material default by Company, or to the Knowledge of Company, by any other party to such contracts. Company is not a party to any contract containing stated provisions for material price redeterminations or revisions, except for liquidated damages provisions resulting in price reductions due to delivery delays.

       3.15 ASSETS SUFFICIENT TO OPERATE BUSINESS. To the Knowledge of Company, the assets, Company Intellectual Property, agreements and instruments being acquired pursuant to the Transaction Agreements include all assets, Company Intellectual Property, agreements and instruments of Company, used in or intended for use in the Company's business and are sufficient to operate Company's business as it is presently being conducted.

       3.16 REAL PROPERTY. All leases and subleases as to which Company is a party and any amendments or modifications thereof are listed on SCHEDULE 3.16 (each a "LEASED PREMISES") are valid, in full force and effect and enforceable, and there are no existing defaults, and Company has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. The Leased Property is not the subject of any official complaint or notice of violation of any applicable zoning, building or environmental protection code, and no such violation, to the Knowledge of Company exists.

       3.17   ENVIRONMENTAL MATTERS.

       (a) Company has obtained all environmental approvals, environmental permits and consents necessary for its operations ("PERMITS"). Except as set forth in SCHEDULE 3.17(a), Company's operations at any time have in all material respects been carried out in full compliance with all relevant laws, regulations, rules or orders applicable to health, safety and the environment ("ENVIRONMENTAL LAWS") and the Permits. All Permits are valid and in full force and effect and there are, to Company's Knowledge, no facts or circumstances likely will lead to Permits in any part to be revoked, suspended, amended, varied, withdrawn or not renewed where the same would have a material adverse effect on the business of Company or incur any material liability or cost on Company.

       (b) No real property leased, owned or used by Company at any time have been used, by Company or, to Company's Knowledge, any previous owner, tenant, occupant or used in a manner that have led or will lead to any liabilities for Company under Environmental Laws or the Permits relating to cleaning up or remediation work of contaminated property or in any other way that would, individually or in the aggregate, have a material adverse effect on the Business Condition of Company.

       (c) None of the present or, to Company's Knowledge, former operations of Company have led or is likely to lead to any liabilities under Environmental Law or Permits relating to claims by any employee or third party for personal injury or damage of any kind.

       (d) There are no actions, claims, complaints, investigations or other proceedings under Environmental Laws or Permits outstanding, being taken, made pending or to Company's Knowledge, threatened in connection with the operations of Company.

       3.18 LITIGATION AND OTHER PROCEEDINGS. Neither Company nor any of its officers, directors, or employees is a party to any pending or, to the Knowledge of Company, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, Governmental Entity, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Company, which individually or in the aggregate would have a material adverse effect on the Business Condition of Company. Company is not subject to any order, writ, judgment, decree, or injunction that has or will have a material adverse effect on Company's Business Condition.

       3.19 PRODUCT LIABILITY. Each product manufactured, sold or distributed by Company is in material compliance with all applicable laws and regulations governing its manufacture and sale. Except as set forth in SCHEDULE 3.19, since December 31, 1995, there is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold or distributed by Company, nor, to the Knowledge of Company, are there any reasonable basis for such claims.

       3.20 WARRANTIES. To the Knowledge of Company, SCHEDULE 3.20 sets forth all outstanding material warranties given by Company with respect to Company's products. ABB is not warranting that Company will not incur warranty costs in excess of the amount reserved for in the 1998 Financials.

       3.21 CERTAIN TRANSACTIONS. Except for (a) relationships with Company as an officer, director, or employee thereof (and compensation by Company in consideration of such services) and (b) relationships with Company as stockholders, no directors, officers, or shareholders of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company. None of Company's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Company, or any supplier, distributor, or customer of Company, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

       3.22 GUARANTIES AND SURETYSHIPS. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business), Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

       3.23 CERTAIN PAYMENTS. Neither Company, nor to the Knowledge of Company, any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (a) made an unreported political contribution, (b) made or received any payment which was not legal to make or receive, (c) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Company, or
(d) created or used any "off-book" bank or cash account or "slush fund".
Neither Company, nor, to the Knowledge of the Company, any director, officer, employee, or agent of Company has been or is the subject of any investigation by any Governmental Entity in connection with any such payment, provision of services, or contribution.

       3.24 INSURANCE. SCHEDULE 3.24 lists all policies of liability and other forms of insurance and surety insuring Company and its operations, and summaries of such policies describing the type of coverage, amount of deductibles and the name of the insurer. All policies listed are in full force and effect and all product liability polices are occurrence based policies. ABB has not failed to give notice or to present any claim under any such policy in a timely manner. ABB confirms that the amount of its product liability coverage is not less than US$100,000,000.

       3.25 BOOKS AND RECORDS. All records of Company, including all customer, Company Intellectual Property, supplier, accounting, personnel and computer records, are maintained with reasonable completeness and accuracy.

       3.26 BROKERS AND FINDERS. Neither ABB nor Company has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will ABB or Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

       3.27 DISCLOSURE. Neither the representations or warranties made by ABB in this Agreement, nor the ABB Disclosure Schedule or any other certificate executed and delivered by ABB pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or to the Knowledge of Company omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the Knowledge of Company, there are no fact or facts pertaining to Company or its businesses which could have a material adverse effect on the Business Condition of Company and which have not been disclosed to Buyer by Company in writing.

       3.28 RELIANCE. The foregoing representations and warranties are made by ABB with the knowledge and expectation that Buyer is placing reliance thereon.

                                     ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to ABB as follows:

       4.1 ORGANIZATION; STANDING AND POWER. Buyer is a corporation duly organized, and validly existing under the laws of Sweden, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on the Business Condition of Buyer.

       4.2 AUTHORITY. Buyer has, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Buyer's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "BUYER'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, Orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer including the approval of the Board of Directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to
(i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

       4.3    COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

       (a) Buyer holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on the Business Condition of Buyer. There are no material violations or claimed material violations of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Subject to the satisfaction of the conditions set forth in Section 8, neither the execution and delivery of this Agreement and all other agreements contemplated hereby by Buyer nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on the assets or contracts of Buyer pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its respective properties or assets, other than, in the case of (ii), any such violation which individually or in the aggregate would not have a material adverse effect on the Business Condition of Buyer.

       (b) No Consent by any Governmental Entity, except for Buyer's Required Statutory Approvals, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and all other agreements contemplated hereby by Buyer or the consummation by Buyer of the transactions contemplated hereby.

       4.4 BROKERS AND FINDERS. Neither Buyer, nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

       4.5 RELIANCE. The foregoing representations and warranties are made by Buyer with the knowledge and expectation that ABB are placing reliance thereon.

                                     ARTICLE V

                                     COVENANTS

       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, ABB agrees, or shall procure Company to cause or not to cause as the case may be, (except as expressly contemplated by this Agreement or with Buyer's prior written consent, which will not be unreasonably withheld or delayed), and with respect to Sections 5.2, 5.3 and 5.4, Buyer agrees, that:

       5.1    CONDUCT OF BUSINESS.

              5.1.1 ORDINARY COURSE. Company shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of Company that is material and adverse to the Business Condition of Company. Company shall not:

              (a) Grant any severance or termination pay to any officer or director or, except in the ordinary course of business consistent with past practices to any employee of Company;

              (b) Commence a lawsuit other than: (i) for the routine collection of bills; (ii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company's business, provided Company consults with Buyer prior to filing such suit; or (iii) for a breach of this Agreement;

              (c) Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business, enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding US$50,000 individually, or

US$100,000 in the aggregate, or modify, amend, cancel, or terminate, unless in the ordinary course of business, any of its existing contracts;

              (d) Make any capital expenditures in excess of US$25,000 for any single item or US$50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of US$10,000; or

              (e) Sell or dispose of any capital assets with a net book value in excess of US$5,000 individually, or US$25,000 in the aggregate.

              5.1.2 DIVIDENDS; CHANGES IN STOCK. Except as provided in SCHEDULE 5.1.2, Company shall not: (i) declare or pay any dividends on or make other distributions (whether in cash, stock, or property) in respect to any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or
(iv) propose any of the foregoing.

              5.1.3 ISSUANCE OF SECURITIES. Company shall not issue, deliver, or sell, or authorize, propose, or agree or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any securities convertible into its capital stock or, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it to issue any such shares, Voting Debt, or other convertible securities.

              5.1.4 GOVERNING DOCUMENTS. Company shall not amend its Charter Documents or similar governing documents.

              5.1.5 NO ACQUISITIONS. Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business Condition of Company.

              5.1.6 NO DISPOSITIONS. Company shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

              5.1.7 INDEBTEDNESS. Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of Company.

              5.1.8 PLANS; EMPLOYEES. Company shall not adopt or amend in any material respect any Plan, or pay any pension or retirement allowance not required by any existing Plan.

Except as set forth in SCHEDULE 5.1.8, Company shall not enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors, or employees, or increase the salaries, wage rates, or fringe benefits of its officers or employees other than pursuant to scheduled reviews under Company's normal compensation review cycle, in all cases consistent with Company's existing policies and past practice.

              5.1.9 CLAIMS. Company shall not settle any claim, action, or proceeding, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of Company.

              5.1.10 AGREEMENT. Company shall not agree to take any of the actions prohibited by this Section 5.1.

       5.2 BREACH OF REPRESENTATION AND WARRANTIES. Neither Buyer, ABB, nor Company shall take any action that would cause or constitute a breach of any of the representations and warranties set forth in this Agreement or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, the party giving such representation will give detailed notice thereof to the other parties and will use its reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

       5.3 CONSENTS. Buyer, ABB and Company will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to Buyer, ABB or Company, as applicable, for the consummation of the Transaction, except such consents and approvals as Buyer and ABB agree that Buyer or ABB or Company shall not seek to obtain.

       5.4 REASONABLE EFFORTS. Buyer, ABB and Company will use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, provided that Buyer, ABB and Company shall in no event be required to agree to the imposition of, or comply with, any condition, obligation, or restriction on Buyer, ABB or Company of the type referred to in Section 8.1.3 hereof.

                                     ARTICLE VI

                         NONCOMPETITION AND NONSOLICITATION

       6.1 NONCOMPETITION. For a period of three (3) years after the Closing Date, neither ABB nor the ABB Group shall, directly or indirectly, engage in the development, manufacture, marketing or sale of isostatic presses for pressures higher than 15,000 PSI for forming, densification or microbiological reduction in the territory in which Company as of the Closing Date conducts its business ("COMPETITIVE ACTIVITY"), (i) provided however, this restriction shall not preclude or prevent ABB or the ABB Group from completing existing projects for Company or for ABB Autoclave Systems, Inc. or for doing further work for either entity as requested by either entity, and (ii) provided further, that this restriction shall not preclude ABB or the ABB Group from engaging in the marketing and sale of isostatic presses for pressures higher than 15,000 PSI where such marketing and sale is not a significant part of the industrial or full service project to be performed by ABB and/or the ABB Group, if ABB or the ABB Group, with respect to each such project, grants to Buyer a right of first offer to supply such isostatic presses related to such project. In the event ABB or the ABB Group declines to accept Buyer's offer, ABB or the ABB Group shall not purchase the isostatic presses from a third party on price and terms more favorable to such third party than was offered by Buyer. For example, if Buyer offers to sell such presses to ABB or the ABB Group for US$20,000,000 and ABB or the ABB Group declines such offer, ABB or the ABB Group may purchase such presses from a third party vendor for US$18,000,000 provided that the terms and conditions of such purchase are substantially similar to those offered by Buyer. Notwithstanding anything to the contrary contained herein, except as specifically provided in the foregoing sentence, ABB shall be in breach of this section if ABB engages in the Competitive Activity, either by itself or through any entity in which holds any direct or indirect interest, irrespective of whether such entity is an Affiliate, including a partnership, a corporation, association or other entity of which it is a shareholder, director, officer, investor, manager, member, or in which it has a financial interest, or as an employee of any entity. However, this Section shall not prevent ABB from owning as a passive investment, up to 5% of a class of equity securities issued by any publicly traded company, including a competitor of Company that is registered under the Securities Exchange Act of 1934 or subject to Section 15(d) of such Act or that is registered under the applicable securities laws which govern the operations of a national stock exchange. The parties agree that the terms of this noncompetition provision are necessary for the reasonable and proper protection of the business of Buyer and that each and every restraint contained herein is reasonable. ABB acknowledges and agrees that any violation of this provision may have an immediate adverse and unfair effect on the business as conducted by Buyer and that Buyer would not have entered into this Agreement in the absence of such noncompetition provision. With respect to each and every breach or violation of this covenant by ABB or the ABB Group, whether directly or indirectly, ABB shall pay to Buyer a penalty of One Hundred Thousand US Dollars (US$100,000) and, if the breach continues longer than one (1) month, One Hundred Thousand
US Dollars (US$100,000) for each month or partial month during which such breach continues.

       ABB or the ABB Group may acquire an interest in a business division which engages in the Competitive Activity ("COMPETITIVE SEGMENT") as part of an overall acquisition of a business which does not, as its core business, engage in the Competitive Activity, provided that ABB and/or the ABB Group complies with the following procedures. Promptly upon the closing of the acquisition, ABB and/or the ABB Group shall notify Buyer of the acquisition and grant Buyer a right of first offer to acquire the Competitive Segment and shall provide Buyer with such information as is actually available to ABB and as Buyer may reasonably request regarding the operations and financial condition of the Competitive Segment. Buyer shall inform ABB or the ABB Group whether it wishes to purchase the Competitive Segment within sixty (60) days of such notice. If Buyer declines to purchase the Competitive Segment or Buyer and ABB or the ABB Group cannot agree to the terms of the purchase by Buyer within an additional sixty (60) day period, then ABB and/or the ABB

Group shall within eighteen (18) months of the date of the closing of such acquisition of the Competitive Segment by ABB and/or the ABB Group divest itself of any interest in the Competitive Segment.

       6.2 NONSOLICITATION. To the fullest extent allowed by law, for a period of two (2) years after the Closing Date, neither ABB or the ABB Group, shall solicit, attempt to solicit (directly or indirectly) or hire any Key Employees of Company listed on SCHEDULE 6.2 from Company. With respect to each and every breach or violation of this covenant by ABB or the ABB Group, ABB shall pay to Buyer a penalty of One Hundred Thousand US Dollars (US$100,000) and, if the breach continues longer than one (1) month, One Hundred Thousand US Dollars (US$100,000) for each month or partial month during which such breach continues.

                                    ARTICLE VII

                               ADDITIONAL AGREEMENTS

       In addition to the foregoing, Buyer and ABB each agree and ABB shall cause Company to take the following actions after the execution of this Agreement.

       7.1 ACCESS TO INFORMATION. Company shall, subject to applicable law, and subject to the reasonable protection of any business secrets of Company, provide Buyer with information regarding its operations and ongoing business. No information or knowledge obtained in any investigation pursuant to this
Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction, provided however, such information shall promptly be brought to ABB's attention.

       7.2 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

       7.3 ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.

       7.4 PUBLIC ANNOUNCEMENTS. Buyer and ABB, shall, as applicable cause that Company shall cooperate with each other in releasing information concerning this Agreement and the Transaction. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity or from issuing any release when it believes it is legally required to do so, provided such party gives the other party prompt notice of such Order, if applicable, and complies with any protective order (or equivalent) imposed on such disclosure.

       7.5 COOPERATION AGREEMENT. ABB shall use its reasonable best efforts to transfer the cooperation agreement by and between Dr. Burggraf GmbH and ABB Industritechnik AG and the employment agreement by and between Dr. Rovere and ABB Industria SpA to Company.

       7.6    TRADEMARKS.

       (a) Buyer shall procure that "ABB", "BBC", "Asea", "Brown Boveri" (including any such name spelt in upper or lower case or any combination thereof) or any names which are confusingly similar thereto or any combination of any such names, shall immediately after the Closing be deleted from the corporate name of Company and Company shall alter its corporate name to a name which does not include any of such names.

       (b) Buyer undertakes to ABB that Buyer and its Affiliates from time to time shall, no later than 45 days after the Closing, cease using in any manner whatever any of the names "ABB", "BBC", "Asea", "Brown Boveri" (including any such name spelt in upper or lower case or any combination thereof) or any names which are confusingly similar thereto or any combination of any such names or any names which are confusingly similar thereto in connection with any activity or business carried on by it.

       (c) Buyer shall further procure that within 60 days after the Closing, Company and each Affiliate of Company shall cease to use in any manner whatever any trade or product name or any trademark or service mark incorporating the name "ABB", "BBC", Asea", "Brown Boveri" (including any such name spelt in upper or lower case or any combination thereof) or any names which are confusingly similar thereto or any combination and in particular shall remove any reference to any such name from all stationery, product literature, promotional items, packaging, business cards, buildings, vehicles or uniforms and from all advertising effected by Company concerned.

       7.7 CORRESPONDENCE. All correspondence, notices, information, orders or inquires relating to the Company which are received by ABB or the ABB Group after the Closing shall, once ABB becomes aware of such correspondence, notices, information, orders or inquires, be forwarded to Company free of charge.

       7.8 ABB GROUP AGREEMENTS. It is understood that the name license agreement, trademark license agreement, headquarter service agreement and other similar agreements, including any financial agreements, entered into between the ABB Group companies, concerning, i.e., the use of the name "ABB", other services and the corporate fee system will automatically terminate with respect to Company as at Closing. Fees paid for the full calendar year 1999 shall prior to Closing be reimbursed to Company at Closing to the extent such fee is related to any time after Closing.

       7.9    RELEASES.

       (a) ABB shall proceed as follows, at all times with diligence and care:

              (i) ABB shall procure that Company will be released in full from any possible obligations under any suretyships, guarantees and similar commitments given by it in respect of any activity in the ABB Group other than its business (it being understood and agreed that each such release shall be in form and substance reasonably satisfactory to Buyer).

              (ii) In the event such suretyships, guarantees or similar commitments exist, until ABB has procured each and every release required pursuant to paragraph (a)(i) above, ABB shall promptly indemnify Company against any liability it may incur under any suretyship, guarantee or similar commitment referred to in such paragraph.

       (b) Buyer shall as soon as possible cause Company to proceed as follows, at all times with diligence and care:

              (i) Company shall procure that ABB and any other company in the ABB Group be released in full from their respective obligations under any suretyships, guarantees and similar commitments, including liabilities relating to pensions, including FPG, given in respect of Company (it being understood and agreed that each such release shall be in form and substance reasonably satisfactory to ABB and/or the relevant company in the ABB Group).

              (ii) Until Company has procured each and every release required pursuant to paragraph (b)(i) above, Company or Buyer as the case may be shall promptly indemnify ABB and each such other company in the ABB Group against any liability any of them may incur under any suretyship, guarantee or similar commitment referred to in such paragraph which are directly due to the actions of Buyer or Company after the Closing.

       7.10 UPGRADE OF SCALA SOFTWARE. ABB shall bear the cost for upgrading the Scala software in order to reasonably satisfy Buyer's requirements for making the Scala software Year 2000 Compliant. ABB shall have no further liability for Year 2000 compliance, including noncompliance claims regarding the Scala software or otherwise.

       7.11 GUARANTY. Flow International Corporation, the sole shareholder of Buyer, agrees to guaranty Buyer's obligations under this Agreement with a Guaranty substantially in the form set forth in EXHIBIT 7.11.

       7.12 QUINTUS WOOD PRESS. ABB Credit shall continue its leasing contract with respect to the wood press purchased by Dala Trautveckling AB and shall waive the change in control provision contained in such contract.

       7.13 HEDGING AGREEMENTS. No later than five (5) days following the execution of this Agreement, ABB shall provide Buyer with a list of all hedging agreements relating to Company's business stating the foreign exchange amount and contracted SEK rate. ABB shall use its reasonable best efforts to cooperate with Buyer in terminating such agreements and assisting Buyer in instituting replacement hedging agreements.

       7.14 COMPUTER LEASES. ABB Credit shall continue its computer lease agreements with certain Company employees on the original terms and conditions of such lease agreements.

       7.15 HYUNDAI LOGISTICS COMPANY. In the event Buyer after the Closing receives DM74.000 or a portion thereof from Hyundai Logistics Company as a repayment of a bond paid by Company, Buyer shall remit such amount to ABB.

       7.16 ASSISTANCE REGARDING TAX DISPUTES. Buyer shall cause Company to assist ABB as reasonably requested by ABB by providing ABB with such documents Buyer may have which are requested by ABB and with such other assistance as ABB requests in resolving the tax dispute regarding ABB Metallurgy AB. ABB shall pay all of Company's reasonable costs related to such assistance, including the costs of any Company employees or agents who provide such assistance. In no event shall such assistance unreasonably impact the operations of Company and in no event shall the provision of such assistance reduce or impact ABB's indemnification obligations pursuant to Section 9.2 herein.

       7.17 SPP REIMBURSEMENT. In the event Company after Closing receives a refund or repayment amount from SPP with respect to pension payments made prior to Closing for individuals who no longer were employees of Company at the Closing Date, then Company shall pay said amount to ABB. If such payment is not a one-time cash payment or other than a cash refund or repayment from SPP, then the parties shall mutually agree as to the form, timing and amount of such payment to ABB.

       7.18 ABB FLAKT INDOOR CLIMATE AB CHARGES. ABB shall assist Buyer in the reinstitution of the ABB Flakt Indoor Climate AB Charges certificates described in Section 8.2.7 and pay to Buyer any fees and reasonable costs related to such reinstitution.

                                    ARTICLE VIII

                                CONDITIONS PRECEDENT

       8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION. The respective obligation of each party to effect the Transaction shall be subject to the satisfaction prior to or at the Closing Date of the following conditions:

              8.1.1 CONSENTS. All Consents legally required for the consummation of the Transaction shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a material adverse effect on the consummation of the Transaction contemplated hereby or on the Business Condition of Buyer or Company.

              8.1.2 NO RESTRAINTS. No statute, rule, regulation, or Order shall have been enacted, entered, promulgated, or enforced by any Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Transaction and that is then in effect.

              8.1.3 NO BURDENSOME CONDITION. There shall not be any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transaction by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Buyer or Company which would have a material adverse effect on the economic or business benefits of the transactions contemplated by this Agreement.

              8.1.4  INTERCOMPANY DEBT.     The payment by ABB or Company, as
the case may be, of the intercompany debt as set forth in SCHEDULE 8.1.4.

              8.1.5 EXECUTION OF OTHER TRANSACTION DOCUMENTS. The Pressure Systems Stock Purchase Agreement and the Intellectual Property Asset Purchase Agreement shall have been executed by the appropriate parties.

       8.2 CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

              8.2.1 REPRESENTATIONS AND WARRANTIES OF ABB. The representations and warranties of ABB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a material adverse effect on the Business Condition of Company. Buyer shall have received a certificate signed on behalf of Company by an authorized officer to such effect on the Closing Date.

              8.2.2 PERFORMANCE OF OBLIGATIONS OF ABB AND COMPANY. ABB and Company shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, except for breaches that do not have a material adverse effect on the Business Condition of Company. Buyer shall have received a certificate signed on behalf of Company by an officer of Company to such effect.

              8.2.3 NO MATERIALLY ADVERSE CHANGE. No materially adverse change on the Business Condition of Company shall have occurred between the date of this Agreement and the Closing.

              8.2.4 SERVICES AGREEMENT. Company and ABB or the appropriate entity in the ABB Group shall have entered into a Services Agreement with respect to the services of sales personnel, and support services, including, office services, insurance and health services in the form of EXHIBIT 8.2.4. Buyer shall have received documentation reasonably satisfactory to Buyer regarding the termination of the existing service agreements.

              8.2.5 LEASE AGREEMENTS. Company and the lessor of the real property leases located at Fregatten 15, Seglargartan 2, Vasteras, Sweden; and Finnslatten 1, Lugna Gatan, Vasteras, Sweden shall have entered into lease agreements in the form of EXHIBIT 8.2.5, providing for, among other things, a term of not less than three (3) years and a rental rate not less favorable than market rates.

              8.2.6 NET BOOK VALUE. Company's net book value at December 31, 1998, after taking into account all dividends or distributions paid to ABB pursuant to SCHEDULE 5.1.2 shall equal or exceed US$2,000,000. Net book value means the sum of the restricted equity and unrestricted equity categories and seventy-two percent (72%) of the untaxed reserves on Company's December 31, 1998 balance sheet. The exchange rate for such calculation shall be eight (8) SEK per one (1) US dollar.

              8.2.7 ABB FLAKT INDOOR CLIMATE AB CHARGES. ABB shall have provided to Buyer the five certificates evidencing the ABB Flakt Indoor Climate AB floating charges in the aggregate amount of 57,000,000 SEK or evidence that Company has initiated the process of reinstituting such certificates

              8.2.8 APPROVAL OF LABOR UNIONS. The approval, if necessary, of labor unions with respect to the Transaction.

              8.2.9 PAYMENT TO CHINA NATIONAL AERO TECHNOLOGY INTERNATIONAL SUPPLY CORP. ABB shall have provided Company with all amounts due China National Aero Technology International Supply Corp. ("CHINA AERO") pursuant to the agreement entered into by China Aero and Company; Company shall have paid all such amounts due to China Aero; and ABB and Company shall have provided Buyer with a certificate that such payment has been paid in full for all amounts due under the agreement and that said payment was made as described above.

       8.3 CONDITIONS OF OBLIGATIONS OF ABB. The obligation of ABB to effect the Transaction is subject to the satisfaction of the following conditions unless waived by ABB in writing:

              8.3.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a material adverse effect on the Business Condition of Buyer or on the benefits of the transactions provided for in this Agreement. ABB shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect on the Closing Date.

              8.3.2 PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except for breaches that do not have a material adverse effect on the Business Condition of Buyer or on the benefits of the transactions provided for in this Agreement, and ABB shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

                                     ARTICLE IX

                                  INDEMNIFICATION

       9.1 INDEMNIFICATION BY ABB. Subject to Sections 9.6, 9.7, and 9.8, ABB shall defend, indemnify, and hold Buyer and its Affiliates harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer, or Company or any of Company's Affiliates, employees, officers, directors and agents by reason of or arising out of or in connection with (i) any breach, or any third party claim that if true, would constitute a breach, by ABB of any representation or warranty of ABB contained in this Agreement or in any certificate delivered to Buyer pursuant to the provisions of this Agreement and/or (ii) the failure, partial or total, of Company or ABB to perform any agreement or covenant required by this Agreement to be performed by it. Neither ABB nor any of its Affiliates shall make any claim against Company, its employees, officers, directors and agents after the Closing Date for any breach of representation, warranty or covenant under this Agreement or seek contribution or indemnification from Company, its employees, officers, directors and agents with respect to any such breach.

       9.2 INDEMNIFICATION BY ABB FOR SPECIFIC LOSSES. Irrespective of any disclosure regarding Tax claims contained herein, ABB shall defend, indemnify, and hold Buyer and its Affiliates harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer, or Company or any of Company's Affiliates, employees, officers, directors and agents by reason of or arising out of or in connection with any Tax Losses of Company (for any claims arising from or relating to any act or event occurring prior to Closing). Irrespective of any disclosure regarding product liability claims contained herein, ABB shall defend, indemnify, and hold Buyer and its Affiliates harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer, or Company or any of Company's Affiliates, employees, officers, directors and agents by reason of or arising out of or in connection with any Losses of Company attributable to product liability claims to the full amount of ABB's product liability insurance coverage, including deductibles. Irrespective of any disclosure regarding the failure to notify and/or receive consents from parties to contracts with the former ABB Pressure Systems AB regarding the transfer of such agreements to ABB Flakt Indoor Climate AB, ABB, shall defend, indemnify, and hold Buyer and its Affiliates harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer, or Company or any of Company's Affiliates, employees, officers, directors and agents by reason of or arising out of or in connection with such failure ("FLAKT CONTRACT CLAIMS"). The foregoing obligations of ABB shall not be subject to any limitation of liability contained in Sections 9.6 (except as specifically set forth for Tax claims) and 9.7.

       9.3 INDEMNIFICATION BY BUYER. Subject to Sections 9.6 and 9.7, Buyer shall defend, indemnify, and hold ABB and its employees, officers, directors, and agents harmless from and against, and reimburse ABB with respect to, any and all Losses incurred by ABB by reason of or arising out of or in connection with:
(i) any breach, or any third party claim that if true, would constitute a breach by Buyer of any representation or warranty of Buyer contained in this

Agreement or in any certificate delivered to ABB pursuant to the provisions of this Agreement and/or (ii) the failure, partial or total, of Buyer (or Company after the Closing) to perform any agreement or covenant required by this Agreement to be performed by it.

       9.4 NOTICE OF CLAIMS. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

              (a) If an indemnified party becomes aware of a Loss, it shall, as soon as reasonably practical, deliver a Claim Notice to the indemnifying party for such Losses. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party's defense of such claim under Section 9.5 hereunder may be timely instituted.

              (b) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall as soon as reasonably practical, deliver a Payment Certificate to the indemnifying party for such Losses. If a Claim Notice or Payment Certificate refers to any claim, action, suit, or proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto.

              (c) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. Such Counternotice shall be delivered within thirty (30) days after the date the Payment Certificate to which it relates is received by the indemnifying party. If no such Counternotice is received within the aforementioned 30-day period, the indemnifying party shall have waived any further objection to the Payment Certificate or the Losses described in it, and the indemnified party shall be entitled to prompt payment for such Losses from the indemnifying party.

              (d) If, within thirty (30) days after receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties shall not have reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of
Section 11.10.

              (e) In the event the indemnified party is required to take action to comply with any requirements imposed by law, to minimize its damages, to avoid a forfeiture or penalty, or to avoid missing a deadline, the indemnified party shall be indemnified for its Losses to the full amount set forth in this Agreement. The indemnified party shall not be penalized for protecting the indemnifying party's obligations.

       9.5    DEFENSE OF THIRD PARTY CLAIMS.  The indemnifying party under this
Article IX shall have the right to conduct and control, through counsel of its own choosing, any third-party claim, action, or suit or compromise or settlement thereof. The indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party. If the indemnifying party does not assume the defense of any such third-party action, claim, or suit, then the indemnified party may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense; provided, however, that the indemnifying party shall not be liable to pay any such settlement unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement and the indemnifying party shall have failed, within twenty (20) days of receipt of such notice, to undertake the defense of such action, claim, or suit. The indemnifying party shall not compromise or settle any third-party action, claim, or suit which includes any term that shall require any act or forbearance by the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to challenge its obligation to indemnify the indemnified party.
ABB and the parties hereto shall cause that Company shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 9.5. Buyer and its Affiliates shall cause Company to take reasonable actions to mitigate Losses of Company with respect to any claim for which Buyer is seeking indemnification. Failure to so mitigate or the assumption of the defense by indemnified party as provided above shall not constitute a waiver of its right to seek indemnification. The indemnifying party and its authorized representatives shall be given reasonable access to the indemnified party's documents and records and to its employees to enable the indemnifying party to examine such documents and records and employees as reasonably necessary in connection with such defense. Subject to the confidentiality provisions contained herein, the indemnifying party may make copies of such books and records as reasonably necessary in connection with such defense. The reasonable costs of the indemnified party in complying with the foregoing shall be paid by the indemnifying party.

       9.6 TIME LIMIT. The provisions of this Article IX shall apply only to Losses that are incurred or relate to asserted claims, demands, or liabilities for which a Claim Notice is given within eighteen (18) months of the Closing Date; except for Tax Losses for which notice shall be given no later than two
(2) months from the date the matter to which the claim relates has been subject to a final, non-appealable decision by a court of competent jurisdiction; Losses with respect to breaches of Section 3.12 which shall survive for a period of three (3) years from the Closing Date and Section 3.17 which shall survive for a period of ten (10) years from the Closing Date; product liability claims which shall continue as long as ABB has product liability insurance (subject to applicable statute of limitations); and Losses related to any Flakt Contract Claims which shall survive for the applicable statute of limitations; after which applicable time ABB shall have no liability whateverkind whether for breach of any representation, warranty or covenant or other provision herein, provided, however, that the indemnification obligations for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim.

       9.7 LIMITATIONS. Except for any Losses related to or arising from breaches of any representations or warranties regarding accounts receivable or Taxes, the covenants of ABB regarding product liability claims coverage under this Agreement, and any Losses with respect to any Flakt Contract Claims, none of which shall be subject to any Threshold Amount, the indemnified party shall be entitled to indemnification only if the total aggregate Losses under the Transaction Agreements exceed Two Hundred Fifteen Thousand US Dollars (US$215,000) (the "THRESHOLD AMOUNT"). Once the Threshold Amount has been exceeded, the indemnified party shall be entitled to indemnification for all amounts above the Threshold Amount. Except for any Losses related to or arising from breaches of any representations or warranties regarding accounts receivable or Taxes, the covenant of ABB regarding product liability claims coverage contained in any of this Agreement, and any Losses with respect to any Flakt Contract Claims, none of which shall be subject to any limitation of liability, the total aggregate amount which the indemnified parties under the Transaction Agreements shall be entitled to be indemnified under the Transaction Agreements will not exceed thirty percent (30%) of the total aggregate purchase price pursuant to the Transaction Agreements. Any payment by ABB pursuant to any claim shall constitute a reduction of the Purchase Price. Buyer at its option may direct ABB to make the indemnity payment to Company. The sole remedy of Buyer and ABB for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Article IX. This Agreement, the Pressure Systems Stock Purchase Agreement and the Intellectual Property Asset Purchase Agreement are the "TRANSACTION AGREEMENTS".

       9.8 OTHER LIMITATIONS. ABB shall not be liable under this Agreement for any Losses: (a) to the extent that an applicable reserve for the applicable Loss was provided for in the 1998 Financials; (b) with respect to any warranty, representation, indemnity, covenant, or undertaking in connection with the Transaction except where the same is expressly contained in this Agreement (Buyer hereby confirms that it has not relied and will not rely on any warranty, representation, indemnity, covenant, or undertaking of any person which is not expressly contained in this Agreement); or (c) resulting from a change in accounting or in taxation policy or practice of Buyer or Company including the method of submission of taxation returns introduced following the Closing. Claims under this Agreement by Buyer may only be made by Buyer or its successors or assigns. If any Loss of Company is a tax deductible item, the amounts payable to Company with respect to the indemnification obligations of ABB hereunder shall be reduced to the extent that Company can actually benefit from such tax savings within a reasonable period of time. As to non-third party claims and claims which do not involve the noncompetition or nonsolicitation provisions contained herein, any breach of this Agreement by ABB which is capable of remedy shall not entitle Buyer to compensation unless ABB is given written notice of such breach and such breach is not fully remedied within thirty (30) days of the date of such notice. To the extent Buyer or Company actually receives any proceeds, from insurance or otherwise, for a claim for which ABB has indemnified Buyer, Buyer shall pay to ABB the amount of such proceeds if ABB has paid Buyer in full all Losses attributable to such claim, or Buyer shall reduce the amount of Losses payable by ABB by the amount of such proceeds. Upon ABB's request, Buyer shall subrogate any third party claim for which Buyer is seeking indemnification from ABB to ABB.


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

       9.9 LIABILITY FOR FAILURE TO CLOSE. If all conditions to Closing specified in Article VIII have been satisfied or, in the case of the conditions specified by Section 8.2, waived by Buyer, or, in the case of the conditions specified by Section 8.3, waived by ABB, and either Buyer or ABB fail or refuse to consummate this Transaction, then the party that fails or refuses to consummate this Transaction shall be liable to the other party for all direct and actual losses and damages, including indirect and consequential damages, and expenses (including attorneys fees and related expenses).

                                     ARTICLE X

                         TERMINATION, AMENDMENT AND WAIVER

       10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

       (a)    by mutual consent of Buyer and ABB;

       (b) by either Buyer or ABB (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant, or agreement that has a material adverse effect on the Business Condition of the Company, or Buyer, as the case may be, or on the benefits of the transaction provided for in this Agreement, and such breach has not been cured, or reasonable efforts are not being employed to cure such breach, within ten (10) days after notice thereof is given to the party committing such breach;

       (c) by either Buyer or ABB if the Transaction shall not have been Closed before April 15, 1999; or

       (d) by either Buyer or ABB if any permanent injunction or other Order of a court or other competent authority preventing the Transaction shall have become final and non-appealable.

       10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Buyer or ABB as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of the Buyer or ABB or their respective officers or directors, except that (i) the provisions of Sections 7.2, 7.4, 10.2, 11.7, 11.8, 11.9 and 11.10 shall survive any such termination and abandonment, and
(ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.


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

                                     ARTICLE XI

                                 GENERAL PROVISIONS

       11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement survive the Closing as provided herein

       11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered, sent by registered mail or given by telex or machine-confirmed facsimile or three business days after a writing is deposited in the United States or Swedish mail, as applicable, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):

              (a)    if to Buyer:

                     Flow International FPS AB
                     S-721 66
                     Vasteras, Sweden
                     Attention: Manager
                     Phone:  011 46 21 37 70 10
                     Fax:  011 46 21 32 73 70

                     WITH A COPY TO:

                     Preston Gates & Ellis LLP
                     5000 Columbia Center
                     701 Fifth Ave.
                     Seattle, WA  98104-7078
                     Attention: Robert S. Jaffe
                     Phone:  (206) 623-7580
                     Fax:  (206) 623-7022

              b)     if to ABB:

                     Asea Brown Boveri AB
                     Kopparbergsvagen 2, SE-721 83
                     Vasteras, Sweden
                     Attention:    General Counsel
                     Phone:  011 46 21 13 70 20
                     Fax:  011 46 21 18 12 06

                     WITH A COPY TO:

                     Ulf Jonsson
                     Advokatfirman Sodermark
                     Strandvagen 1
                     Box 14055, SE 104 40
                     Stockholm, Sweden
                     Phone: 011 46 8 670 57 50
                     Fax: 011 46 8 663 67 20

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

       11.3 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE", "INCLUDES", and "INCLUDING" when used therein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION". The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

       11.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

       11.5 MISCELLANEOUS. This Agreement and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

       11.6 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

       11.7 TRANSACTIONAL EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Buyer and ABB shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

       11.8 CONFIDENTIALITY. Each party ("RECEIVING PARTY") acknowledges that the Confidential Information of the other party ("DISCLOSING PARTY") is the valuable confidential property of the Disclosing Party. Each party agrees to hold Confidential Information received or otherwise obtained from the other in confidence. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any third persons or use it in any manner except as contemplated by this Agreement. The parties further agree that Confidential


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

Information of the Disclosing Party shall be disclosed to the Receiving Party's officers, employees, and third-party consultants, only on a reasonable need-to-know basis and only with instructions to such persons that they comply with the restrictions of this provision. "CONFIDENTIAL INFORMATION" means all information, including all technical and commercial information and data, disclosed by one party to this Agreement to the other or otherwise obtained, directly or indirectly, by one party from the other, in the course of this transaction with respect to Buyer, Company or ABB which, at the time it was disclosed to or otherwise obtained by a party, was not rightfully in that party's possession and was not common general public knowledge. This transaction and its terms and conditions shall be treated as Confidential Information. The restrictions of this section shall not, (i) apply to Confidential Information of the Disclosing Party (a) which enters into the public domain through no fault of the Receiving Party, (b) which is disclosed to the Receiving Party by a third party with no restriction on disclosure, or (c) which is independently developed by the Receiving Party; or (ii) prohibit disclosure of Confidential Information of the Disclosing Party when required by a court or governmental agency of competent jurisdiction so long as the Receiving Party takes appropriate steps to attempt to obtain a protective or other such order with respect to such Confidential Information and advises the Disclosing Party as soon as reasonably possible of the requirement to make such disclosure; or (iii) restrict Buyer in its due diligence. This confidentiality and nondisclosure section shall, except as provided herein, survive termination of this Agreement and the Closing.

       Notwithstanding the foregoing, the limitations on the use of Confidential Information shall not be construed to limit Buyer's right to make full use of the assets of the Company after the Closing. Except as otherwise provided in this Agreement, the terms of this Agreement and the Transaction shall not be disclosed by either party except to confirm that a sale has occurred after consummation of the Transaction.

       11.9 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of Sweden.

       11.10 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce presently in force by three (3) arbitrators selected in accordance with said rules. The place of arbitration shall be Stockholm, Sweden and the law applicable to the arbitration procedure shall be determined by referring to the law of the place of arbitration. The English language shall be used throughout the arbitral proceedings.



           (THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)


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

            SIGNATURE PAGE - AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

       IN WITNESS WHEREOF, Buyer and ABB have caused this Agreement to be executed by their respective and duly authorized officers, have duly executed this Agreement, all as of the date first written above.




 GIGANTISSIMO 2131 AB, UNDER          ASEA BROWN BOVERI, AB
 CHANGE OF NAME TO
 FLOW INTERNATIONAL FPS AB

 By                                    By
    --------------------------           ---------------------------
 Ronald Tarrant, Director and              Anders Narvinger, President
 Authorized Signatory



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